October 2010 Preliminary Terms No. 562 Registration Statement No. 333-156423 Dated October 26, 2010 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. and International Equities
Trigger PLUS Based on a Basket Consisting of an Index and three Exchange Traded Funds due October    , 2012
Trigger Performance Leveraged Upside SecuritiesSM
Trigger PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance.  The leverage typically applies only for a certain range of price performance.  In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return and are exposed to the risk of loss of some or all of their investment.  At maturity, an investor will receive an amount in cash that may be greater than, equal to or less than the principal amount based upon the closing value of the underlying asset on the valuation date.  As a result, investors may lose their entire investment.  The Trigger PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	October , 2012
Original issue price:	$10 per Trigger PLUS
Stated principal amount:	$10 per Trigger PLUS
Pricing date:	October , 2010
Original issue date:	October , 2010 (3 business days after the pricing date)
Aggregate principal amount:	$
Interest:	None
Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	S&P 500® Index (the “S&P 500 Index” )	SPX	25.00%
	Shares of the iShares® Dow Jones U.S. Real Estate Index Fund (the “IYR Shares”)	IYR	25.00%
	Shares of the iShares® MSCI Emerging Markets Index Fund (the “EEM Shares”)	EEM	25.00%
	Shares of the iShares® MSCI EAFE Index Fund (the “EFA Shares”)	EFA	25.00%
	The S&P 500 Index, the IYR Shares, the EEM Shares and the EFA Shares are referred to together as the “basket components.”
Payment at maturity per Trigger PLUS:	▪ If the final basket value is greater than the initial basket value: $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.

▪ If the final basket value is less than or equal to the initial basket value and greater than the trigger level:
 $10
▪ If the final basket value is less than or equal to the trigger level
 $10 x the basket performance factor
This amount will be at least 20% less than the stated principal amount of $10 and could be zero.

Leverage factor:	200%
Leveraged upside payment:	$10 x leverage factor x basket percent increase
Maximum payment at maturity:	$12.30 to $12.70 per Trigger PLUS (123% to 127% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Trigger level:	80% of the initial basket value
Valuation date:	October , 2012, subject to adjustment for non-index business days or non-trading days, as applicable, and certain market disruption events.
Closing value:
In the case of the S&P 500 Index, the closing value of the S&P 500 Index as published by the index publisher.
In the case of the IYR Shares, the EEM Shares and the EFA Shares, the closing price of one such share times the relevant adjustment factor for such share.

Adjustment factor:	For the IYR Shares, the EEM Shares and the EFA Shares, 1.0, subject to adjustment for certain events affecting such shares.
Initial basket value:
100, which will be equal to the sum of the products of the initial basket component value of each of the basket components on the pricing date, as set forth under “Basket – Initial basket component value” above, and the multiplier for such basket component on such date.

Final basket value:	The basket closing value on the valuation date.
Basket closing value:	The basket closing value on any date is the sum of the products of the closing value of each of the basket components on such date and the multiplier for such basket component on such date.
Multiplier:
The multiplier for each basket component will be set on the pricing date based on such basket component’s respective initial basket component value so that each basket component is reflected in the predetermined initial basket value in accordance with its basket component weighting.  The multipliers will remain constant for the term of the Trigger PLUS. See “Basket – Multiplier” above.

Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	61759G513
ISIN:	US61759G5137
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Trigger PLUS	$10	$0.225	$9.775
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $.225 for each Trigger PLUS they sell.  See “Supplemental information concerning plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for PLUS dated December 22, 2009               Prospectus dated December 23, 2008

The Trigger PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP:  MSPRB1208009

Trigger PLUS Based on a Basket Consisting of an Index and three Exchange Traded Funds due October    , 2012
Trigger Performance Leveraged Upside SecuritiesSM

Investment Overview

Trigger Performance Leveraged Upside Securities
Trigger PLUS Based on a Basket Consisting of an Index and three Exchange Traded Funds due October   , 2012 (the “Trigger PLUS”) can be used:
▪	As an alternative to direct exposure to the underlying assets that enhances returns for a certain range of positive performance of the basket.
▪	To achieve similar levels of exposure to the basket as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor
▪	To provide exposure to price movements in U.S. and foreign equity markets in a single investment
▪
To provide limited protection against a loss of principal in the event of a decline of the basket closing value, to the extent that the final basket value is above the trigger level on the valuation date.

The Trigger PLUS are exposed on a 1:1 basis to the negative performance of the basket if the final basket value is below or equal to the trigger level on the valuation date.  In this scenario, investors will suffer a loss of at least 20% and could suffer a complete loss on their initial investment.

Maturity:	2 years
Leverage factor:	200%
Maximum payment at maturity:	$12.30 to $12.70 per Trigger PLUS (123% to 127% of the stated principal amount)
Trigger level:	80% of the initial basket value
Interest:	None

Basket Overview

The basket consists of the S&P 500 Index, the IYR Shares, the EEM Shares and the EFA Shares.  The basket offers exposure to price movements in foreign equity markets.  All basket components are weighted equally in the basket.  For more information on the individual basket components, see “Information About the Basket Components” on page 17 of these preliminary terms.

Basket Component Information as of October 22, 2010
	Bloomberg Ticker Symbol	Current Basket Component Level	52 Weeks Ago	52 Week High	52 Week Low
The S&P 500 Index	SPX	1,183.08	1,092.91	1,217.28	1,022.58
The IYR Shares	IYR	$56.04	$42.73	$56.14	$39.63
The EEM Shares	EEM	$46.03	$41.10	$46.86	$36.17
The EFA Shares	EFA	$57.29	$57.07	$58.04	$46.29

Historical Basket Performance January 1, 2005 to October 22, 2010

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Trigger PLUS Based on a Basket Consisting of an Index and three Exchange Traded Funds due October    , 2012
Trigger Performance Leveraged Upside SecuritiesSM

The graph is calculated to show the performance of the basket during the period January 1, 2005 through October 22, 2010, assuming the basket components are weighted as set out above and that the basket component weightings and multipliers have been set on January 1, 2005 such that the initial basket value was 100 and illustrates the effect of the offset and/or correlation among the basket components during such period.  The graph does not take into account the leverage on the Trigger PLUS or the trigger level, nor does it attempt to show your expected return on an investment in the Trigger PLUS.  The historical values of the basket should not be taken as an indication of its future performance.

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Trigger PLUS Based on a Basket Consisting of an Index and three Exchange Traded Funds due October    , 2012
Trigger Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

The Trigger PLUS offer 200% leveraged upside on the positive performance of the basket, subject to a maximum payment at maturity of $12.30 to $12.70 per Trigger PLUS (123% to 127% of the stated principal amount).  The actual maximum payment at maturity will be determined on the pricing date.

Investors can use the Trigger PLUS to double returns up to the maximum payment at maturity, while maintaining similar risk as a direct investment in the basket.

Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket within a certain range of price performance.
Best Case Scenario
The basket increases in value and, at maturity, the Trigger PLUS redeem for the maximum payment at maturity of $12.30 to $12.70 per Trigger PLUS (123% to 127% of the stated principal amount).  The actual maximum payment at maturity will be determined on the pricing date.

Worst Case Scenario
If the final basket value is less than or equal to the trigger level, the Trigger PLUS redeem for substantially less than the stated principal amount by an amount that is proportionate to the decrease in the value of the basket from the initial basket value.  For example, if the basket value decreases by 20%, the Trigger PLUS will redeem for $8 per Trigger PLUS.  There is no minimum payment on the Trigger PLUS.

Summary of Selected Key Risks (see page 11)
▪
Trigger PLUS do not pay interest or guarantee return of principal. If the final basket value is below or equal to the trigger level, you will receive significantly less than the stated principal amount per Trigger PLUS and potentially zero.

▪	Appreciation potential is limited.
▪	Market price of the Trigger PLUS may be influenced by many unpredictable factors.
▪
The Trigger PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.

▪	Changes in the value of one of the basket components may offset the value of the other.
▪	Investing in the Trigger PLUS is not equivalent to investing in the basket components.
▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.
▪	Investing in the Trigger PLUS exposes investors to risks which are especially significant in the real estate industry.
▪	Adjustments to the IYR Shares or to the Dow Jones U.S. Real Estate Index could adversely affect the value of the Trigger PLUS.
▪	The IYR Shares and the Dow Jones U.S. Real Estate Index are different.
▪	There are risks associated with investments in securities linked to the value of foreign equity securities.
▪	There are risks associated with investments in securities linked to the value of emerging markets equity securities.
▪	The prices of the EEM Shares and the EFA Shares are subject to currency exchange risk.
▪	Adjustments to the EEM Shares or to the MSCI Emerging Markets Index could adversely affect the value of the Trigger PLUS.
▪	The EEM Shares and the MSCI Emerging Markets Index are different.
▪	Adjustments to the EFA Shares or to the MSCI EAFE Index could adversely affect the value of the Trigger PLUS.
▪	The EFA Shares and the MSCI EAFE Index are different.
▪	The adjustments to the adjustment factor the calculation agent is required to make do not cover every corporate event that can affect the IYR Shares, the EEM Shares or the EFA Shares.
▪	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.
▪	Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Trigger PLUS.
▪	The economic interests of the calculation agent and other affiliates of the issuer may be adverse to investors.
▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.

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Trigger PLUS Based on a Basket Consisting of an Index and three Exchange Traded Funds due October    , 2012
Trigger Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Trigger PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of Trigger PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the basket closing value on the valuation date.  The Trigger PLUS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
October , 2010	October , 2010 (3 business days after the pricing date)	October , 2012, subject to postponement due to market disruption events
Key Terms
Issuer:	Morgan Stanley
Original issue price:	$10 per Trigger PLUS
Stated principal amount:	$10 per Trigger PLUS
Denominations:	$10 and integral multiples thereof
Interest:	None
Aggregate principal amount:	$
Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	S&P 500® Index (the “S&P 500 Index” )	SPX	25.00%
	Shares of the iShares® Dow Jones U.S. Real Estate Index Fund (the “IYR Shares”)	IYR	25.00%
	Shares of the iShares® MSCI Emerging Markets Index Fund (the “EEM Shares”)	EEM	25.00%
	Shares of the iShares® MSCI EAFE Index Fund (the “EFA Shares”)	EFA	25.00%
	The S&P 500 Index, the IYR Shares, the EEM Shares and the EFA Shares are referred to together as the “basket components.”
Payment at maturity:	▪	If the final basket value is greater than the initial basket value: $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
	▪	If the final basket value is less than or equal to the initial basket value and greater than the trigger level: $10
▪
If the final basket value is less than or equal to the trigger level
$10 x the basket performance factor
This amount will be at least 20% less than the stated principal amount of $10 and could be zero.

Leverage factor:	200%
Leveraged upside payment:	$10 x leverage factor x basket percent increase
Maximum payment at maturity:	$12.30 to $12.70 per Trigger PLUS (123% to 127% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Trigger Level:	80% of the initial basket value.
Valuation date:	October , 2012, subject to adjustment for non-index business days or non-trading days, as applicable, and certain market disruption events.
Closing value:
In the case of the S&P 500 Index, the closing value of the S&P 500 Index as published by the index publisher.
In the case of the IYR Shares, the closing price of one share of the IYR Shares times the relevant adjustment factor for the IYR Shares.
In the case of the EEM Shares, the closing price of one share of the EEM Shares times the relevant adjustment factor for the EEM Shares.
In the case of the EFA Shares, the closing price of one share of the EFA Shares times the relevant adjustment factor for the EFA Shares.

Adjustment factor:
For the IYR Shares, 1.0, subject to adjustment for certain events affecting the IYR Shares.
For the EEM Shares, 1.0, subject to adjustment for certain events affecting the EEM Shares.
For the EFA Shares, 1.0, subject to adjustment for certain events affecting the EFA Shares.

Initial basket value:
100, which will be equal to the sum of the products of the initial basket component value of each of the basket components on the pricing date, as set forth under “Basket – Initial basket component value” above, and the multiplier for such basket component on such date.

Final basket value:	The basket closing value on the valuation date.
Basket closing value:	The basket closing value on any date is the sum of the products of the closing value of each of the basket components on such date and the multiplier for such basket component on such date.
Multiplier:
The multiplier for each basket component will be set on the pricing date based on such basket component’s respective initial basket component value so that each basket component is reflected in the predetermined initial basket value in accordance with its basket component weighting.  The multipliers will remain constant for the term of the Trigger PLUS. See “Basket – Multiplier” above.

Risk factors:	Please see “Risk Factors” beginning on page 11.

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Trigger PLUS Based on a Basket Consisting of an Index and three Exchange Traded Funds due October    , 2012
Trigger Performance Leveraged Upside SecuritiesSM

Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Postponement of maturity date:
If the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the valuation date as postponed.

General Information
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	61759G513
ISIN:	US61759G5137
Minimum ticketing size:	1 Trigger PLUS
Bull market or bear market Trigger PLUS:	Bull Market Trigger PLUS
Tax considerations:
Although the issuer believes that, under current law, the Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to maturity, other than pursuant to a sale or exchange.
▪
Upon sale, exchange or settlement of the Trigger PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Internal Revenue Code of 1986, as amended, any gain or loss recognized upon sale, exchange or settlement of a Trigger PLUS should be long-term capital gain or loss if the U.S. Holder has held the Trigger PLUS for more than one year at such time.

Because the Trigger PLUS is linked to shares of exchange-traded funds, although the matter is not clear, there is a substantial risk that an investment in the Trigger PLUS will be treated as a “constructive ownership transaction.”  If this treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the Trigger PLUS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  U.S. investors should read the section of the accompanying prospectus supplement for PLUS called “United States Federal Taxation – Tax Consequences to U.S. Holders – Tax Treatment of the PLUS – Possible Application of Section 1260 of the Code” for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Trigger PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:	The net proceeds we receive from the sale of the Trigger PLUS will be used for general corporate

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Trigger PLUS Based on a Basket Consisting of an Index and three Exchange Traded Funds due October    , 2012
Trigger Performance Leveraged Upside SecuritiesSM

purposes and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Trigger PLUS by taking positions in the basket components, in futures or options contracts on the basket components or any component stocks of the S&P 500 Index, the Dow Jones U.S. Real Estate Index, the MSCI Emerging Markets Index and the MSCI EAFE Index listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the initial basket component values of the basket components, and, accordingly, potentially increase the initial basket value and trigger level of the Trigger PLUS, and, therefore, increase the values at which the basket components must close on the valuation date before you will receive, at maturity, a payment that is equal to or exceeds the stated principal amount of the Trigger PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Trigger PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Trigger PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Trigger PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Trigger PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Trigger PLUS.

Because we may be considered a party in interest with respect to many Plans, the Trigger PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Trigger PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Trigger PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Trigger PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Trigger PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Trigger PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Trigger PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Trigger PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such

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Trigger PLUS Based on a Basket Consisting of an Index and three Exchange Traded Funds due October    , 2012
Trigger Performance Leveraged Upside SecuritiesSM

an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Trigger PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the Trigger PLUS through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.225 for each Trigger PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Trigger PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Trigger PLUS Based on a Basket Consisting of an Index and three Exchange Traded Funds due October    , 2012
Trigger Performance Leveraged Upside SecuritiesSM

How the Trigger PLUS Work

Payoff Diagram

At maturity, investors will receive for each $10 stated principal amount of Trigger PLUS that they hold an amount in cash based upon (i) the final basket value, (ii) whether the final basket value is below or equal to the trigger level and (iii) the maximum payment at maturity.

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:
Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	200%
Trigger Level	80% of the initial basket value
Hypothetical maximum payment at maturity:	$12.50 per Trigger PLUS (125% of the stated principal amount)

How it works

▪
If the final basket value is greater than the initial basket value, investors will receive the $10 stated principal amount plus 200% of the appreciation of the basket over the term of the Trigger PLUS, subject to the hypothetical maximum payment at maturity of $12.50 per Trigger PLUS. In the payoff diagram, an investor will realize the maximum payment at maturity at a final basket value of 112.5% of the initial basket value.

▪	If the basket appreciates 4%, the investor would receive a 8% return, or $10.80 per Trigger PLUS.

▪	If the basket appreciates 20%, the investor would receive only the hypothetical maximum payment at maturity of $12.50 per Trigger PLUS, or 125% of the stated principal amount.

▪	If the final basket value is less than or equal to the initial basket value but greater than the trigger level, the investor would receive the stated principal amount, or $10 per Trigger PLUS.

▪
If the final basket value is less than or equal to the trigger level, the investor would receive an amount less than or equal to the $10 stated principal amount based on a 1% loss of principal for each 1% decline in the value of the basket.

▪	If the basket depreciates 20%, the trigger level will be breached, the investor would lose 20% of its principal and receive only $8 per Trigger PLUS at maturity, or 80% of the stated principal amount.

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Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Trigger PLUS that they hold an amount in cash based upon the final basket value on the valuation date, as determined as follows:

If the final basket value is greater than the initial basket value:

$10    +    leveraged upside payment
where,
leveraged upside payment	=	$10 x leverage factor x basket percent increase
leverage factor	=	200%

basket percent increase	=	final basket value − initial basket value
initial basket value

subject to the maximum payment at maturity for each Trigger PLUS of $12.30 to $12.70.

If the final basket value is less than or equal to the initial basket value:

$10    x    basket performance factor

Principal		Basket Performance Factor
$10	x	final basket value
initial basket value

Because in this case the basket performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS.

▪
Trigger PLUS do not pay interest or guarantee return of principal. If the final basket value is below or equal to the trigger level, you will receive significantly less than the stated principal amount per Trigger PLUS and potentially zero. The terms of the Trigger PLUS differ from those of ordinary debt securities in that we will not pay you interest on the Trigger PLUS or guarantee to pay you the stated principal amount of the Trigger PLUS, or any amount, at maturity.  Instead, you will receive at maturity for each $10 stated principal amount of Trigger PLUS that you hold an amount in cash based upon the performance of the basket.  If the value of the basket has increased over the term of the Trigger PLUS and the final basket value is greater than the initial basket value, you will receive an amount in cash equal to $10 plus the leveraged upside payment, subject to the maximum payment at maturity.  If the final basket value is less than the initial basket value but greater than the trigger level, you will receive a payment at maturity equal to the stated principal amount, or $10 per Trigger PLUS.  If, however, the value of the basket has decreased over the term of the Trigger PLUS and final basket value is below or equal to the trigger level, you will lose money on your investment as you will receive an amount in cash that is at least 20% less than the $10 stated principal amount of each Trigger PLUS by an amount proportionate to the decrease in the value of the basket from its initial basket value and which may be zero.  See “How the Trigger PLUS Work” above.

▪
Appreciation potential is limited. The appreciation potential of Trigger PLUS is limited by the maximum payment at maturity of $12.30 to $12.70, or 123% to 127% of the stated principal amount of $10 per Trigger PLUS.  The actual maximum payment at maturity will be determined on the pricing date.  Although the leverage factor provides 200% exposure to any increase in the value of the basket at maturity, because the payment at maturity will be limited to 123% to 127% of the stated principal amount for the Trigger PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final basket value exceeds 111.5% to 113.5% of the initial basket value.

▪
Market price of the Trigger PLUS may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including:

▪	the price or value of each of the basket components at any time and, in particular, on the pricing date and the valuation date,

▪	the volatility (frequency and magnitude of changes in price or value) of each of the basket components,

▪	interest and yield rates in the market,

▪
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or stock markets generally and which may affect the initial basket component values and/or the closing values of the basket components on the valuation date,

▪	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the stocks underlying the EEM Shares and the EFA Shares trade,

▪	the time remaining until the Trigger PLUS mature,

▪
the occurrence of certain events affecting the IYR Shares, the EEM Shares or EFA Shares that may or may not require an adjustment to the adjustment factor for the IYR Shares, the EEM Shares or EFA Shares, respectively, and

▪	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your Trigger PLUS prior to maturity.  For example, you may have to sell your Trigger PLUS at a substantial discount from the stated principal amount of $10 per Trigger PLUS if the values of the basket components at the time of sale are at or below their initial average values or if market interest rates rise.  You cannot predict the future performance of either of the basket components based on their historical performance.  The basket performance factor will be negative if the final basket value is below or equal to the trigger level and you will receive at maturity an amount that is less than the $10 stated principal amount of each Trigger PLUS (and which could be significantly less or zero) by an amount

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proportionate to the decrease in the value of the basket from the initial basket value.  There can be no assurance that there will be any basket percent increase such that you will receive at maturity an amount in excess of the stated principal amount of the Trigger PLUS, or any amount at all.

▪
The Trigger PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Trigger PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Trigger PLUS.

▪
Changes in the value of one of the basket components may offset the value of the others.  Movements in the values of the basket components may not correlate with each other.  At a time when the value of one basket component increases in value, the value of the other basket components may not increase as much, or may even decline in value.  Therefore, in calculating the basket percent increase or basket performance factor, as applicable, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of the other basket components.  If the final basket value is below or equal to the trigger level, you will receive at maturity an amount that is less than the amount of your original investment in the Trigger PLUS, and which could be significantly less or zero.

▪
Investing in the Trigger PLUS is not equivalent to investing in the basket components; you have no shareholder or other rights in the basket components and are exposed to the credit risk of Morgan Stanley. Investing in the Trigger PLUS is not equivalent to investing in the basket components.  As an investor in the Trigger PLUS, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to either basket component, their component stocks or the indices tracked by the IYR Shares, the EEM Shares and EFA Shares. Furthermore, investing in the Trigger PLUS is not equivalent to investing in the S&P 500 Index or the component stocks of the S&P 500 Index, the IYR Shares, the EEM Shares, the EFA shares or the indices tracked by the IYR Shares, the EEM Shares and the EFA Shares.  The Trigger PLUS will provide less opportunity for appreciation than an investment in a similar security that is directly linked to the appreciation of the basket and is not subject to a maximum return.  In addition, you do not have the right to exchange your Trigger PLUS for any basket components at any time, and are subject to the credit risk of Morgan Stanley.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Trigger PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the Trigger PLUS, as well as the projected profit included in the cost of hedging our obligations under the Trigger PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Investing in the Trigger PLUS exposes investors to risks which are especially significant in the real estate industry.  The Trigger PLUS is subject to certain risks applicable to the real estate industry. The IYR Shares, as one of the basket components, invests in companies that invest in real estate, primarily REITS or real estate holding companies, which exposes the Trigger PLUS to the risks of owning real estate directly as well as to risks that relate specifically to the way in which real estate companies are organized and operated.  Real estate is highly sensitive to general and local economic conditions and developments, and characterized by intense competition and periodic overbuilding.  The United States real estate market has recently suffered a period of extraordinary declines, and we can give you no assurance that such declines will not continue or worsen.  Specific risks especially relevant to investment in the real estate industry include interest rate risk, leverage risk, property risk, management risk, liquidity risk, concentration risk, U.S. tax risk and regulatory risk.  Any of these risks could adversely impact the value of the Trigger PLUS.

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▪
Adjustments to the IYR Shares or to the Dow Jones U.S. Real Estate Index could adversely affect the value of the Trigger PLUS.  The investment adviser to the IYR Shares, BlackRock Fund Advisors, seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate Index.  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the IYR Shares.  Any of these actions could adversely affect the price of the IYR Shares and, consequently, the basket closing value and the value of the Trigger PLUS.  Dow Jones & Company, Inc. (“Dow Jones”) is responsible for calculating and maintaining the Dow Jones U.S. Real Estate Index.  Dow Jones may add, delete or substitute the stocks constituting the Dow Jones U.S. Real Estate Index or make other methodological changes that could change the value of the Dow Jones U.S. Real Estate Index.  Dow Jones may discontinue or suspend calculation or publication of the Dow Jones U.S. Real Estate Index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued Dow Jones U.S. Real Estate Index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The IYR Shares and the Dow Jones U.S. Real Estate Index are different.  The performance of the IYR Shares may not exactly replicate the performance of the Dow Jones U.S. Real Estate Index because the IYR Shares will reflect transaction costs and fees that are not included in the calculation of the Dow Jones U.S. Real Estate Index.  It is also possible that the IYR Shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the Dow Jones U.S. Real Estate Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the IYR Shares and the Dow Jones U.S. Real Estate Index or due to other circumstances.  The BlackRock Fund Advisors may invest up to 10% of the IYR Shares’ assets in securities not included in the Dow Jones U.S. Real Estate Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of other iShares® funds.

▪
There are risks associated with investments in securities linked to the value of foreign equity securities.  The EEM Shares and the EFA Shares, two of the basket components, are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission (the “Commission”), and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
There are risks associated with investments in securities linked to the value of emerging markets equity securities.  The stocks included in the index tracked by the EEM Shares have been issued by companies in various emerging markets countries.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

▪
The prices of the EEM Shares and the EFA Shares are subject to currency exchange rate risk. Because the prices of the EEM Shares and the EFA Shares, two of the basket components, are related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets Index and the MSCI EAFE Index, respectively, holders of the Trigger PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities of the EEM Shares and the EFA Shares trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and

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speculative actions related to each region.  Further, currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country .  The net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the EEM Shares and the EFA Shares, the prices of the EEM Shares and the EFA Shares will be adversely affected and the payment at maturity on the Trigger PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

▪	existing and expected rates of inflation;

▪	existing and expected interest rate levels;

▪	the balance of payments; and

▪	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

▪
Adjustments to the EEM Shares or to the MSCI Emerging Markets Index could adversely affect the value of the Trigger PLUS.  As the investment adviser to the EEM Shares, BlackRock Fund Advisors seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the EEM Shares.  Any of these actions could adversely affect the price of the shares of the EEM Shares and, consequently, the value of the notes.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI Emerging Markets Index.  MSCI may add, delete or substitute the stocks constituting the MSCI Emerging Markets Index or make other methodological changes that could change the value of the MSCI Emerging Markets Index.  MSCI may also discontinue or suspend calculation or publication of the MSCI Emerging Markets Index at any time.  Any of these actions could adversely affect the value of the MSCI Emerging Markets Index and, consequently, the basket closing value and the value of the notes.

▪
The EEM Shares and the MSCI Emerging Markets Index are different.  The performance of the EEM shares may not exactly replicate the performance of the MSCI Emerging Markets Index because the EEM Shares will reflect transaction costs and fees that are not included in the calculation of the MSCI Emerging Markets Index.  It is also possible that the EEM Shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the EEM Shares and the MSCI Emerging Markets Index or due to other circumstances.  BlackRock Fund Advisors may invest up to 10% of the EEM Shares’ assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the MSCI Emerging Markets Index.

▪
Adjustments to the EFA Shares or to the MSCI EAFE Index could adversely affect the value of the Trigger PLUS.  The investment adviser to the EFA Shares, BlackRock Fund Advisors, seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the the MSCI EAFE Index.  Pursuant to its investment strategy or otherwise, the BlackRock Fund Advisors may add, delete or substitute the stocks composing the EFA Shares. Any of these actions could adversely affect the closing value of the EFA Shares and, consequently, the basket closing value and the value of the Trigger PLUS.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI EAFE Index.  MSCI may add, delete or substitute the component stocks of the MSCI EAFE Index or make other methodological changes that could change the value of the MSCI EAFE Index.  MSCI may discontinue or suspend calculation or publication of the share underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The EFA Shares and the MSCI EAFE Index are different. The performance of the EFA Shares may not exactly replicate the performance of the MSCI EAFE Index because the EFA Shares will reflect transaction costs and fees that are not included in the calculation of the MSCI EAFE Index.  It is also possible that the EFA Shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI EAFE Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative

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instruments contained in this fund, differences in trading hours between the EFA Shares and the MSCI EAFE Index or due to other circumstances.  The EFA Shares generally invests at least 90% of its assets in securities of the MSCI EAFE Index and in depositary receipts representing securities of the MSCI EAFE Index. The EFA Shares may invest the remainder of its assets in securities not included in the MSCI EAFE Index but which the BlackRock Fund Advisors believes will help the EFA Shares track the MSCI EAFE Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by the BlackRock Fund Advisors.

▪
The adjustments to the adjustment factor the calculation agent is required to make do not cover every corporate event that can affect the IYR Shares, the EEM Shares or the EFA Shares.  MS & Co., as calculation agent, will adjust the respective adjustment factor for the IYR Shares, the EEM Shares and the EFA Shares, for certain events affecting the IYR Shares, the EEM Shares or the EFA shares, as applicable, such as stock splits and stock dividends, and for certain other corporate actions involving the IYR Shares, the EEM Shares or the EFA Shares, as applicable.  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the IYR Shares, the EEM Shares or the EFA Shares.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the Trigger PLUS may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the Trigger PLUS.

▪
The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. MS & Co. may, but is not obligated to, make a market in the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Trigger PLUS.  MS & Co., the calculation agent, is our subsidiary.  MS & Co. or other affiliates of ours will carry out hedging activities related to the Trigger PLUS (and possibly to the S&P 500 Index, or the securities underlying the S&P 500 Index, to the IYR Shares, the EEM Shares, the EFA Shares and other instruments linked to the IYR Shares, the EEM Shares, and the EFA Shares or the indices tracked by the IYR Shares, the EEM Shares, or the EFA Shares, as applicable), including trading in the S&P 500 Index, or the securities underlying the S&P 500 Index, the IYR Shares, the EEM Shares, the EFA Shares and other instruments linked to the IYR Shares, the EEM Shares, and the EFA Shares, the index tracked by the IYR Shares, the EEM Shares, or the EFA Shares, as applicable, as well as in other instruments related to the basket components.  MS & Co. and some of our other subsidiaries also trade the S&P 500 Index, or the securities underlying the S&P 500 Index, the IYR Shares, the EEM Shares, the EFA Shares and other instruments linked to the IYR Shares, the EEM Shares, and the EFA Shares, the index tracked by the IYR Shares, the EEM Shares, or the EFA Shares, as applicable, on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial basket component values of the basket components and the trigger level, therefore, could increase the values at which the basket components must close on the valuation date before an investor receives a payment at maturity that is equal to or greater than the stated principal amount of the Trigger PLUS.  Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the values of one or other basket component on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The economic interests of the calculation agent and other affiliates of the issuer may be adverse to investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Trigger PLUS.  As calculation agent, MS & Co. will determine the initial basket component value, the closing value of each basket component on the valuation date, the multiplier for each basket component, the final basket value, whether the final basket value is below or equal to the trigger level, whether any changes to any adjustment factor are required, whether any market disruption event has occurred, the basket performance factor or basket percent increase, as applicable, and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MS & Co. in its capacity as calculation agent, including with respect to

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the occurrence or non-occurrence of market disruption events and the calculation of any closing values in the event of a market disruption event, may adversely affect the payout to you at maturity.

▪
The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS.  As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge). In addition, if the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income.  Because the Trigger PLUS provides for the return of principal except where the value of the final basket declines to or below the trigger level, the risk that it would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked securities that do not provide for the return of principal.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Trigger PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Information about the Basket Components

The S&P 500® Index
The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for PLUS.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. See “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying prospectus supplement for PLUS.

The iShares® Dow Jones U.S. Real Estate Index Fund. The iShares® Dow Jones U.S. Real Estate Index Fund is an exchange-traded fund managed by iShares®, a registered investment company.  iShares® consists of numerous separate investment portfolios, including the iShares® Dow Jones U.S. Real Estate Index Fund.  BlackRock Fund Advisors is the investment adviser to the fund.  The fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the real estate sector of the U.S. equity market, as represented by the Dow Jones U.S. Real Estate Index.  The fund’s investment objective and the underlying index may be changed without shareholder approval.  Shares of the fund trade on NYSE Arca, Inc. under the ticker symbol IYR.  The fund is registered as part of the iShares® Trust, a registered investment company.  Information provided to or filed with the Commission by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

The iShares® MSCI Emerging Markets Index Fund.  The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company.  iShares consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

The iShares® MSCI EAFE Index Fund.  The iShares® MSCI EAFE Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index®.  The iShares® MSCI EAFE Index Fund is managed by iShares Trust (the “iShares Trust”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at.www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

These preliminary terms relate only to the Trigger PLUS offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in these preliminary terms regarding iShares Trust and iShares from the publicly available documents described in the preceding paragraphs under the headings “The iShares® Dow Jones U.S. Real Estate Index Fund,” “The iShares® MSCI EAFE Index Fund” and “The iShares®

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MSCI Emerging Markets Index Fund.”  In connection with the offering of the Trigger PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares Trust, iShares or any of the underlying shares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares Trust, iShares or any of the underlying shares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs under the headings “The iShares® Dow Jones U.S. Real Estate Index Fund,” “The iShares® MSCI EAFE Index Fund” and “The iShares® MSCI Emerging Markets Index Fund”) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the Trigger PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares Trust, iShares or any of the underlying shares could affect the value received at maturity with respect to the Trigger PLUS and therefore the trading prices of the Trigger PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares Trust or iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares Trust or iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Trigger PLUS under the securities laws.  As a purchaser of the Trigger PLUS, you should undertake an independent investigation of iShares Trust and iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Trigger PLUS are not sponsored, endorsed, sold, or promoted by BTC.  BTC makes no representations or warranties to the owners of the Trigger PLUS or any member of the public regarding the advisability of investing in the Trigger PLUS.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Trigger PLUS.

The Dow Jones U.S. Real Estate Index

The Dow Jones U.S. Real Estate Index is one of the 19 supersector indices that make up the Dow Jones U.S. IndexSM (formerly known as the Dow Jones U.S. Total Market IndexSM) and attempts to measure the performance of the real estate sector of the United States equity market and primarily includes companies in the real estate investment trusts (“REITS”) industry, as well as companies in the real estate holding and development industry. See “Annex A—The Dow Jones U.S. Real Estate Index” in these preliminary terms.

The MSCI Emerging Markets IndexSM. The MSCI Emerging Markets IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.  The MSCI Emerging Markets IndexSM is described in “Annex A—Underlying Indices and Underlying Index Publishers Information—MSCI Emerging Markets IndexSM” and “—MSCI Global Investable Market Indices Methodology” in the accompanying prospectus supplement for PLUS.

The MSCI EAFE Index®.  The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by MSCI Inc., through numerous data vendors, on the MSCI website and a majority of them in real time on Bloomberg Financial Markets and Reuters Limited.  The MSCI EAFE Index® is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the United States and Canada. As of July 2010, the MSCI EAFE Index consisted of the following 22 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The MSCI EAFE Index includes components from Australia and New Zealand and all countries in Europe and Asia that are designated by MSCI as Developed Markets. The MSCI EAFE Index was developed with a base value of 100 as of December 31, 1969.  The MSCI EAFE Index® is described under the heading “Annex A—Underlying Indices and Underlying Index Publishers Information—MSCI EAFE Index®” and “—MSCI Global Investable Market Indices Methodology” in the accompanying prospectus supplement for PLUS.

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Historical Information
The following tables set forth the published high and low closing prices and closing values, as applicable, as well as end-of-quarter closing prices and closing values, as applicable, for each of the basket components for each quarter in the period from January 1, 2005 through October 22, 2010.  The related graphs set forth the daily closing prices or closing values, as applicable, for each of the basket components in the same period.  The closing price or closing value, as applicable, of each of the basket components on October 22, 2010 was, (i) in the case of the S&P 500 Index, 1,183.08, (ii) in the case of the IYR Shares, $56.04, (iii) in the case of the EEM Shares, $46.03, and (ii) in the case of the EFA Shares, $57.29.  We obtained the information in the table and graphs below from Bloomberg Financial Markets, without independent verification.  The historical prices and values of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the basket closing value on the valuation date.  The payment of dividends on the stocks that underlie the basket components are not reflected in their levels and, therefore, have no effect on the calculation of the payment at maturity.

S&P 500® Index	High	Low	Period End
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter (through October 22, 2010)	1,184.71	1,137.03	1,183.08

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S&P 500® Index Historical Performance Daily Closing Values January 1, 2005 to October 22, 2010

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iShares® Dow Jones U.S. Real Estate Index Fund (CUSIP 464287739)	High ($)	Low ($)	Period End ($)
2005
First Quarter	60.83	55.53	56.10
Second Quarter	65.03	55.78	63.55
Third Quarter	68.28	62.27	64.27
Fourth Quarter	66.50	59.24	64.28
2006
First Quarter	75.02	65.73	73.50
Second Quarter	72.20	67.29	71.30
Third Quarter	78.20	71.33	77.13
Fourth Quarter	86.83	77.03	83.71
2007
First Quarter	94.71	82.34	85.27
Second Quarter	87.77	76.86	77.20
Third Quarter	80.25	67.79	76.57
Fourth Quarter	80.85	65.00	65.70
2008
First Quarter	68.22	59.02	65.10
Second Quarter	71.65	60.95	60.95
Third Quarter	67.20	56.34	61.95
Fourth Quarter	61.17	25.40	37.23
2009
First Quarter	37.26	22.21	25.46
Second Quarter	35.55	25.30	32.34
Third Quarter	45.04	29.88	42.66
Fourth Quarter	47.44	39.63	45.92
2010
First Quarter	50.79	42.45	49.78
Second Quarter	54.66	46.98	47.21
Third Quarter	55.21	45.32	52.88
Fourth Quarter (through October 22, 2010)	56.14	53.14	56.04

iShares® Dow Jones U.S. Real Estate Index Fund Daily Closing Prices January 1, 2005 to October 22, 2010

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iShares® MSCI Emerging Markets Index Fund (CUSIP: 464287234)	High ($)	Low ($)	Period End ($)
2005
First Quarter	24.65	21.23	22.54
Second Quarter	24.37	21.67	23.83
Third Quarter	28.32	23.93	28.32
Fourth Quarter	29.83	25.07	29.40
2006
First Quarter	33.59	30.43	33.02
Second Quarter	37.03	27.34	31.23
Third Quarter	33.14	29.20	32.29
Fourth Quarter	38.15	31.80	38.10
2007
First Quarter	39.53	35.03	38.75
Second Quarter	44.42	39.13	43.82
Third Quarter	50.11	39.50	49.78
Fourth Quarter	55.64	47.27	50.10
2008
First Quarter	50.37	42.17	44.79
Second Quarter	51.70	44.43	45.19
Third Quarter	44.43	31.33	34.53
Fourth Quarter	33.90	18.22	24.97
2009
First Quarter	27.09	19.94	24.81
Second Quarter	34.64	25.65	32.23
Third Quarter	39.29	30.75	38.91
Fourth Quarter	42.07	37.56	41.50
2010
First Quarter	43.20	36.83	42.12
Second Quarter	43.98	36.17	37.32
Third Quarter	44.77	37.59	44.77
Fourth Quarter (through October 22, 2010)	46.86	45.26	46.03

iShares® MSCI Emerging Markets Index Fund January 1, 2005 to October 22, 2010

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iShares® MSCI EAFE Index Fund (CUSIP: 464287465)	High ($)	Low ($)	Period End ($)
2005
First Quarter	55.27	51.18	52.92
Second Quarter	53.87	51.33	52.35
Third Quarter	58.50	52.05	58.09
Fourth Quarter	60.91	54.72	59.42
2006
First Quarter	65.40	60.33	64.99
Second Quarter	70.58	59.60	65.35
Third Quarter	68.46	61.62	67.78
Fourth Quarter	74.31	67.96	73.26
2007
First Quarter	76.94	70.95	76.27
Second Quarter	81.79	76.47	80.63
Third Quarter	83.77	73.70	82.56
Fourth Quarter	86.18	78.24	78.50
2008
First Quarter	78.35	68.31	71.90
Second Quarter	78.52	68.10	68.70
Third Quarter	68.04	53.08	56.30
Fourth Quarter	55.88	35.71	44.87
2009
First Quarter	45.44	31.69	37.59
Second Quarter	49.04	38.57	45.81
Third Quarter	55.81	43.91	54.70
Fourth Quarter	57.28	52.66	55.30
2010
First Quarter	57.96	50.46	55.98
Second Quarter	58.04	46.29	46.51
Third Quarter	55.42	47.09	54.92
Fourth Quarter (through October 22, 2010)	57.72	54.67	57.29

iShares® MSCI EAFE Index Fund January 1, 2005 to October 22, 2010

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Annex A

The Dow Jones U.S. Real Estate Index

The Dow Jones U.S. Real Estate Index attempts to measure the performance of the real estate sector of the United States equity market and primarily includes companies in the real estate investment trusts (“REITS”) industry, as well as companies in the real estate holding and development industry.  REITS are passive investment vehicles that invest primarily in income-producing real estate or real estate related loans and interests.  The Dow Jones U.S. Real Estate Index is sponsored by Dow Jones, an organization independent of the iShares® Dow Jones U.S. Real Estate Index Fund and BFA.  Dow Jones determines the relative weightings of the securities in the Dow Jones U.S. Real Estate Index and publishes information regarding the market value of the Dow Jones U.S. Real Estate Index.

The Dow Jones U.S. Real Estate Index is one of the 19 supersector indices that make up the Dow Jones U.S. IndexSM (formerly known as the Dow Jones U.S. Total Market IndexSM). The Dow Jones U.S. IndexSM is part of the Dow Jones World IndexSM. It is a market capitalization-weighted index in which only the shares of each company that are readily available to investors — the “float” — are counted.

Methodology of the Dow Jones U.S. Real Estate Index

Index component candidates must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not eligible. Temporary issues arising from corporate actions, such as “when-issued” shares, are considered on a case-by-case basis when necessary to maintain continuity in a company's index membership. REITS also are eligible. Multiple classes of shares are included if each issue, on its own merit, meets the other eligibility criteria. Securities that have had more than ten nontrading days during the past quarter are excluded. Stocks in the top 95% of the index universe by free-float market capitalization are selected as components of the Dow Jones U.S. IndexSM, skipping stocks that fall within the bottom 1% of the universe by free-float market capitalization and within the bottom .01% of the universe by turnover.  To be included in the Dow Jones U.S. Real Estate Index, the issuer of the component securities must be classified in the Real Estate Sector of industry classifications as maintained by the Industry Classification Benchmark (“ICB”).

The Dow Jones U.S. Real Estate Index is reviewed by Dow Jones on a quarterly basis. Shares outstanding totals for component stocks are updated during the quarterly review. However, if the number of outstanding shares for an index component changes by more than 10% due to a corporate action, the shares total will be adjusted immediately after the close of trading on the date of the event. Whenever possible, Dow Jones will announce the change at least two business days prior to its implementation. Changes in shares outstanding due to stock dividends, splits and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the Dow Jones U.S. Real Estate Index are implemented after the official closing values have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from the periodic review will be announced at least two business days prior to the implementation date.

In addition to the scheduled quarterly review, the Dow Jones U.S. Real Estate Index is reviewed on an ongoing basis. Changes in index composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the index components will be announced at least two business days prior to their implementation date. In the event that a component no longer meets the eligibility requirements, it will be removed from the index.

Background on the ICB

ICB, a joint classification system launched by FTSE Group and Dow Jones Indexes offers broad, global coverage of companies and securities and classifies them based on revenue, not earnings. ICB classifies the component stocks into groups of 10 industries, 19 supersectors, 41 sectors and 114 subsectors. The Real Estate Sector is composed of two subsectors. The Real Estate Investment and Services subsector consists of companies that invest directly or indirectly in real estate through development, management or ownership, including property agencies, and that provide services to real estate companies. This subsector excludes REITS and similar entities. The Real Estate Investment Trusts subsector consists of real estate investment trusts or corporations and listed property trusts.

October 2010	Page 24